UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported):  January 6, 2020
 ZOVIO INC
(Exact name of registrant as specified in its charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1811 E. Northrop Blvd. Chandler, Arizona	85286
(Address of principal executive offices)	(Zip Code)
 (858) 668-2586
(Registrant’s telephone number, including area code)
 None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
 ☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.           ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ZVO	The Nasdaq Stock Market LLC

Item 8.01.     Other Events.
Zovio Inc (the “Company”) owns and operates Ashford University, a regionally-accredited university (“Ashford”) accredited by the Western Association of Schools and Colleges, or WASC, Senior College and University Commission, and is eligible for, and receives, Title IV student financial aid funding from the U.S. Department of Education (the “Department”). As the Company previously disclosed, the Company has been planning a change of ownership of Ashford and conversion of Ashford (the “Conversion Transaction”) which would ultimately result in Ashford being owned and operated by AU NFP, a nonprofit California public benefit corporation qualified as a tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code that was formed for the purpose of the Conversion Transaction and is independent of the Company (“AU NFP”). The Company and the trustees of Ashford and AU NFP have taken steps, including Ashford’s formation of a special independent negotiating committee, to protect Ashford’s and AU NFP’s independence in considering the Conversion Transaction in order to enable Ashford and AU NFP to act in the best interests of Ashford and its students.
In furtherance of the Conversion Transaction, on December 30, 2019, the Company and AU NFP entered into a non-binding letter of intent (the “LOI”) contemplating that the Company, Ashford and AU NFP would enter into an agreement and plan of conversion pursuant to which the Company, in exchange for $1.00 and entry into the Services Agreement (as defined below), would cause Ashford to separate from the Company through a series of conversion and merger transactions ultimately resulting in Ashford (inclusive of all of the operations and assets constituting Ashford) being independently owned and operated by AU NFP. The Company would retain the assets and contracts related to, and continue to operate, its educational technology and services business, including all employees and assets necessary to perform the services contemplated by the Services Agreement. The parties also contemplate entering into a transition services agreement, pursuant to which the Company would provide identified services to AU NFP for a period of up to five (5) years in exchange for which AU NFP would pay to the Company its direct cost charges incurred in providing such services.
In connection with the Conversion Transaction, the Company would enter into a services agreement with AU NFP and Ashford (the “Services Agreement”) pursuant to which the Company would provide certain defined services to AU NFP, including recruiting services, student finance and financial aid advising services, student program and retention advising services, institutional support services, information technology services, and support services for academics. In exchange for providing the services under the Services Agreement, AU NFP would pay to the Company (i) AU NFP’s direct cost charges incurred in providing the services, plus (ii) a share of AU NFP’s revenue from tuition and fees. The LOI contemplates that AU NFP’s revenue from tuition and fees would be shared approximately 80.5% in favor of AU NFP and 19.5% in favor of the Company. During the first ten (10) years of the Services Agreement, the services fees payable by Ashford would be adjusted downward in an amount necessary for Ashford to achieve a composite score (as calculated by the Department) of 1.6 and an operating margin of 1.5% (provided, that the latter target would be calculated based on Ashford limiting increases in its cost per enrollment to no more than 2% per year). Any such fee adjustments (with limited exceptions for certain adjustments in the first year of the agreement) would be restored to the Company in years in which Ashford exceeds those two targets. The Company’s performance of the services under the Services Agreement would be subject to certain mutually agreeable key performance indicators and related remedies. The parties contemplate that the Services Agreement would have an initial term of fifteen (15) years, subject to renewal options, although AU NFP would have the right to terminate the agreement after ten (10) years. Upon early termination of the initial term of the Services Agreement, AU NFP would be required to pay the Company a termination fee equal to 125% of the fees paid in the trailing 12-month period, with half of the termination fee being financed by the Company. In addition, the parties contemplate that the Services Agreement would be terminable by either party (a) upon breach causing a material adverse effect and failure to cure by the breaching party, or (b) in the event that AU NFP generates $10 million or more in annual cash operating losses for three (3) consecutive fiscal years, or incurs, during any single fiscal year of the initial term, aggregate cash operating losses greater than $30 million (taking into account gains during such period). Any such termination would be subject to an agreed transition period and processes. Either party would also have the right to initiate a market review process after ten (10) years. If such review indicates that the market pricing for the services provided under the Services Agreement has changed, then the parties would renegotiate the fee structure for the remaining five years of the Initial Term.
The Company anticipates that the parties will simultaneously enter into and close the transaction (the “Closing”) on or before June 1, 2020. The Closing is subject to a number of closing conditions, including, but not limited to, (i) the parties’ negotiation and execution of the definitive agreement and plan of conversion and Services Agreement, (ii) obtaining approvals from both of the board of directors of the Company and the trustees of Ashford and AU NFP, respectively, (iii) AU NFP having a mutually agreeable closing date unrestricted cash balance (currently estimated to be approximately $18.0-$24.1 million), (iv) AU NFP securing an irrevocable letter of credit (as required by the Department) in connection with Ashford’s continued participation in Title IV, HEA programs (as further discussed below), and (v) the Company providing AU NFP with a $20 million line of credit for the first three years of the initial term. No assurance can be given that the Conversion Transaction will ultimately be completed. The Company anticipates the Department completing its review of the Conversion Transaction following the Closing. Customarily such review and notification of approval from the Department can take approximately eighteen (18) months following the Closing, but the Company could receive such approval prior to or after that time-period.
As previously disclosed, on October 7, 2019, the Company announced that in connection with the Conversion Transaction, the Department indicated that the Department would require AU NFP to post an irrevocable letter of credit with the Department within ten (10) days of the Conversion Transaction for approximately $103 million, representing the Department’s determination of 25% of the Title IV funding in fiscal year 2018 (the “25% LOC”). In entering the LOI with AU NFP, the Company contemplated having to guarantee, on AU NFP’s behalf, the 25% LOC and the Company is currently planning to obtain financing through a $103 million senior secured term loan facility (the “Facility”) in order to collateralize the 25% LOC. The Company anticipates that the Facility will be structured through the use of an insurance trust with a 15% interest rate, and customary fees,calculated on a 360-day year and paid monthly (including a default rate of an additional 5% per annum).
Cautionary Statement Regarding Forward-Looking Statements
This Current Report on Form 8-K contains “forward-looking statements,” including statements relating to the proposed transaction discussed above. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual events to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: the failure of the Conversion Transaction to be approved by the Department or any of our other regulators or accreditors or to satisfy any conditions set forth in any such approvals; the failure of the Company and AU NFP to reach agreement on key terms of the Conversion Transaction and to execute definitive agreements; the possibility that any or all of the various conditions to the consummation of the Conversion Transaction that may be set forth in definitive agreements may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); the occurrence of any event, change or other circumstance that could give rise to the termination of any definitive agreement once executed; the effect of the announcement or pendency of the Conversion Transaction on the Company’s ability to retain and hire key personnel or its operating results and business generally; risks related to diverting management’s attention from the Company’s ongoing business operations; the risk that shareholder litigation in connection with the Conversion Transaction may result in significant costs of defense, indemnification and liability; and other factors discussed in the Company’s reports on file with the Securities and Exchange Commission. Factors or events that could affect the transactions contemplated herein or cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release of Zovio Inc dated January 6, 2020

SIGNATURES
 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2020		Zovio Inc

	By:	/s/ Diane L. Thompson
Name: Diane L. Thompson
Title: Executive Vice President, Secretary and General Counsel